Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Navidea Biopharmaceuticals, Inc. on Form S-8 of our report dated March 18, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Navidea Biopharmaceuticals, Inc. as of December 31, 2019 and 2018 and for the years then ended appearing in the Annual Report on Form 10-K of Navidea Biopharmaceuticals, Inc. for the year ended December 31, 2019.

/s/ Marcum llp

New Haven, CT

May 15, 2020